UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2025

KKR FS Income Trust

(Exact name of registrant as specified in its charter)

Delaware	814-01620	88-0591692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

(215) 495-1150

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

K-FIT CO-1 Revolving Credit Facility

On March 4, 2025 (the “Closing Date”), K-FIT Finance CO-1 LLC (“K-FIT CO-1”), a wholly-owned, special purpose financing subsidiary of KKR FS Income Trust (the “Company”), entered into a revolving credit facility (the “K-FIT CO-1 Revolving Credit Facility”) pursuant to a Loan, Security and Servicing Agreement (the “Loan Agreement”), by and among K-FIT CO-1, as borrower, the Company, as servicer, Capital One, National Association (“Capital One”), as administrative agent, hedge counterparty and swingline lender, each of the lenders from time to time party thereto, and Computershare Trust Company, N.A., as collateral administrator and collateral custodian. Capitalized terms used and not otherwise defined herein shall have the meanings specified in the Loan Agreement.

The K-FIT CO-1 Revolving Credit Facility provides for, among other things, borrowings in U.S. dollars, Australian dollars, Canadian dollars, Euros and British pound sterling in an initial aggregate amount of up to $250,000,000, with an option for K-FIT CO-1 to elect at one or more times, subject to certain conditions, including the consent of Capital One, to increase the maximum committed amount up to $350,000,000.

The revolving period during which K-FIT CO-1 is permitted to borrow, repay and re-borrow advances will terminate on March 4, 2028. Advances under the K-FIT CO-1 Revolving Credit Facility are subject to satisfaction of certain conditions, including maintenance of the required borrowing base. Any amounts borrowed under the K-FIT CO-1 Revolving Credit Facility will mature, and all accrued and unpaid interest thereunder will be due and payable, on March 4, 2030.

Borrowings under the K-FIT CO-1 Revolving Credit Facility accrue interest at a rate per annum equal to (a) with respect to borrowings denominated in U.S. dollars, three-month term SOFR and (b) with respect to borrowings denominated in any other currency, such other applicable reference rate, in each case, plus a spread of 2.13%. In addition, during the revolving period, K-FIT CO-1 will pay a non-usage fee on the unused facility amount equal to (i) during the first three months after the Closing Date, 0.25% to 0.50% on the daily unused facility amount, depending on the percentage of the unused facility amount as of each such day, and (ii) following the first three months after the Closing Date, between 0.25% and 0.75% on the daily unused facility amount, depending on the percentage of the unused facility amount as of each such day.

In connection with the K-FIT CO-1 Revolving Credit Facility, K-FIT CO-1 has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. In addition, after an initial specified period, K-FIT CO-1 must maintain an adjusted interest coverage ratio of at least 150% at any time.

The K-FIT CO-1 Revolving Credit Facility contains events of default customary for similar financing transactions of this type. Upon the occurrence of an event of default, Capital One may terminate the commitments and declare the outstanding advances and all other obligations under the K-FIT CO-1 Revolving Credit Facility immediately due and payable. During the continuation of an event of default, K-FIT CO-1 must pay interest at a default rate.

K-FIT CO-1’s obligations to the lenders under the K-FIT CO-1 Revolving Credit Facility are secured by a first priority security interest in substantially all of the assets of K-FIT CO-1, including its portfolio of loans and debt securities. The obligations of K-FIT CO-1 under the K-FIT CO-1 Revolving Credit Facility are non-recourse to the Company.

The foregoing description of the K-FIT CO-1 Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Loan, Security and Servicing Agreement, dated March 4, 2025, by and among K-FIT Finance CO-1 LLC, KKR FS Income Trust, Capital One, National Association and Computershare Trust Company, N.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2025

KKR FS Income Trust

By:	/s/ Stephen S. Sypherd
Name:	Stephen S. Sypherd
Title:	General Counsel and Secretary